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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported)      AUGUST 29, 2005
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                               IWO HOLDINGS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
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                 (State or Other Jurisdiction of Incorporation)


                333-39746                                14-1818487
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        (Commission File Number)              (IRS Employer Identification No.)


           52 CORPORATE CIRCLE
            ALBANY, NEW YORK                               12203
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(Address of Principal Executive Offices)                 (Zip Code)


                                 (518) 862-6000
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              (Registrant's Telephone Number, Including Area Code)


                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

MERGER AGREEMENT

             On August 29, 2005, IWO Holdings, Inc. (the "Company") entered into a merger agreement with Sprint Nextel Corporation ("Sprint") and Italy Acquisition Corp., a wholly owned subsidiary of Sprint, pursuant to which Sprint agreed to acquire the Company for approximately $427 million, which includes the assumption of approximately $208 million in debt.

             The Company is a network partner of Sprint and has the exclusive right to provide wireless services under the Sprint brand names within the Company's service area.

             Pursuant to the terms of the merger agreement, Sprint will acquire all of the Company's outstanding common stock in a cash merger at a price of $42.50 per share (the "Merger") and the Company's net debt, which was approximately $208 million as of June 30, 2005. Upon completion of the Merger, the Company will become a wholly owned subsidiary of Sprint.

             As part of the merger agreement, the Company has entered into a Forbearance and Release Agreement with Sprint, pursuant to which it has agreed that, except for any action arising out of or in connection with the Merger, so long as the merger agreement remains in effect, the Company will not commence any legal action against Sprint or any of its subsidiaries arising out of or in connection with Sprint's merger with Nextel Communications, Inc. (the "Sprint Nextel Merger"). The Company has also agreed that it will not become a party to any legal action by or on behalf of a third party attempting to enforce or collect any amount based on any past, present or future legal claim of the Company arising out of or in connection with the Sprint Nextel Merger.

             The board of directors of the Company unanimously (1) approved the merger agreement and the Merger, (2) determined that the consideration to be paid in the Merger is fair to the Company's stockholders and (3) resolved to recommend that the Company's stockholders approve the Merger, the merger agreement and the transactions contemplated by the merger agreement. The board of directors may change its recommendation if it receives a superior proposal and specified conditions are met.

             The Merger is expected to be completed in the fourth quarter of 2005, subject to regulatory approvals, as well as other customary closing conditions. Pursuant to the terms of the merger agreement, the Company and Sprint each have certain termination rights. The merger agreement also provides that, upon termination of the merger agreement under specified circumstances, the Company may be required to pay Sprint a termination fee of $7.9 million as liquidated damages to reimburse Sprint for its time, expense and related costs.


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             On August 29, 2005, Sprint entered into a stockholders agreement with AIG Annuity Insurance Company, SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company, which collectively have the power to vote approximately 1.6 million shares of the common stock of the Company, representing approximately 33% of the Company's outstanding common stock. Pursuant to the terms of the stockholders agreement, these stockholders have agreed to vote their shares in favor of the Merger, subject to the terms and conditions contained therein and in the merger agreement.

             The foregoing descriptions of the merger agreement and the forbearance agreement do not purport to be complete and are qualified in their entirety by reference to the merger agreement and the forbearance agreement, which are filed as Exhibits 10.1 and 10.2, respectively, hereto and incorporated herein by reference.


ITEM 8.01.   OTHER EVENTS.

PRESS RELEASE

             On August 30, 2005, the Company and Sprint issued a press release announcing that their boards of directors have unanimously approved a definitive merger agreement for Sprint to purchase the Company for approximately $427 million, as discussed in Item 1.01 above.

             A copy of the press release is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)         EXHIBITS

            EXHIBIT NO.     DESCRIPTION
            -----------     -----------

              10.1 Agreement and Plan of Merger, dated as of August 29, 2005, by and among IWO Holdings, Inc., Italy Acquisition Corp. and Sprint Nextel Corporation.

              10.2 Forbearance Agreement and Release, dated as of August 29, 2005, by and among IWO Holdings, Inc., Independent Wireless One Corporation, Independent Wireless One Leased Realty Corporation and Sprint Nextel Corporation.

              99.1          Press Release, dated August 30, 2005.



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                                     SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  IWO HOLDINGS, INC.


                                  By: /s/ Richard C. Harris
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                                      Richard C. Harris
                                      Vice President and Chief Financial Officer


Date: August 31, 2005